UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 9, 2016
FORESTAR GROUP INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33662	26-1336998
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746
(Address of Principal Executive Officers including Zip Code)
(512) 433-5200
(Registrant’s Telephone Number, including Area Code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Subsidiaries of Forestar Group Inc. (the “Company”) are parties to three separate purchase and sale agreements (collectively, the “Agreements”) covering, in the aggregate, sale of approximately 58,505 acres of timberland in Georgia and Alabama, as follows:

1.	On November 9, 2016, subsidiaries of the Company entered into a definitive agreement with SPP Land, LLC (“SPP”) to sell to SPP approximately 26,319 acres of timberland in Georgia for $43,426,350.

2.
On November 10, 2016, subsidiaries of the Company entered into a definitive agreement with an investment fund managed by Timberland Investment Resources, LLC (“TIR”) to sell to the investment fund approximately 12,043 acres of timberland in Georgia and Alabama for $23,730,828.

3.
On November 11, 2016, subsidiaries of the Company entered into a definitive agreement with a different investment fund managed by TIR to sell to the investment fund approximately 20,143 acres of timberland in Georgia for $37,422,762.

The transactions contemplated by the Agreements are expected to close in fourth quarter 2016, and the Company expects to receive approximately $104,579,940, in the aggregate, upon closing all three transactions. All Agreements require the purchase price to be paid in cash at closing, and there are no financing contingencies. Any minerals underlying the timberland and owned by subsidiaries of the Company will be conveyed.

The Agreements include customary representations, warranties, covenants and indemnities by the parties. The Agreements include customary purchase price adjustment provisions, within certain parameters, relating to title, casualty losses, recognized environmental conditions and, in the case of the TIR-managed investment funds, timber inventory. The Agreements contain certain termination rights for the parties, including (i) if any of the conditions to closing are not satisfied by the closing date, or (ii) if purchase price adjustments would exceed various thresholds.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORESTAR GROUP INC.
Date: November 14, 2016	By:	/s/ David M. Grimm
		Name:	David M. Grimm
		Title:	Chief Administrative Officer, General Counsel and Secretary